Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. REPORTS FISCAL YEAR 2007 THIRD QUARTER AND
FIRST NINE MONTHS RESULTS ;
REPORTS RECORD SALES
GREEN BAY, WI (August 14, 2007)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as wide web flexographic specialty printing services and business imaging products, today announced that fiscal year 2007 third quarter sales were $29,815,000, up 9% over fiscal year 2006 third quarter sales. For the nine months, sales were $84,420,000, up 18% from the comparable period of 2006.
Net income per diluted share for the 2007 third quarter was $0.06 per share compared to $0.07 net income per diluted share for the third quarter of 2006. For the first nine months of 2007, net income per diluted share was $0.10 per share compared to $0.12 per share for the 2006 first nine months.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “We are pleased with our record sales, which resulted in part from the start-up of new products in 2007. We are now focused on improving operating profit through improved manufacturing productivity and elimination of new product start-up costs.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2007 results in comparison to fiscal 2006, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, and the Company’s ability to improve the run rates for its product. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	June 30,	September 30,
	2007	2006
ASSETS

Cash & Cash Equivalents	$6	$5
Accounts Receivable — Net	13,678	15,079
Inventories	18,070	14,125
Other Current Assets	1,460	1,173

Total Current Assets	33,214	30,382

Property, Plant and Equipment — Net	19,433	18,941
Goodwill — Net	7,212	7,212
Other Assets	133	154

Total	$59,992	$56,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$13,555	$9,923
Accrued Liabilities	1,654	1,050

Total Current Liabilities	15,209	10,973

Long-Term Debt	5,633	7,073
Deferred Income Taxes	2,077	2,103

Common Stock and Paid-in Capital	25,342	25,274
Retained Earnings	12,873	12,408
Treasury Stock	(1,142)	(1,142)

Total Stockholders’ Equity	37,073	36,540

Total	$59,992	$56,689

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Sales	$29,815	$27,428	$84,419	$71,830

Cost of Sales	28,165	25,777	80,291	67,818

Gross Profit	1,650	1,651	4,128	4,012

SG&A Expense	1,075	1,101	3,028	3,112

Operating Income	575	550	1,100	900

Interest Expense (Income)	133	106	382	191
Interest Income and Other (Income) Expense	(1)	4	(18)	(62)

Income Before Income Tax	443	440	736	771

Income Tax Expense	156	126	271	236

Net Income	$287	$314	$465	$535

Net Income Per Share:
Basic	$0.06	$0.07	$0.10	$0.12
Diluted	$0.06	$0.07	$0.10	$0.12

Weighted Average Common Shares Outstanding:
Basic	4,535,640	4,535,244	4,535,376	4,539,105
Diluted	4,572,142	4,553,085	4,562,988	4,549,605